Exhibit 10.1
BRIGHT HORIZONS FAMILY SOLUTIONS INC.
2012 OMNIBUS LONG-TERM INCENTIVE PLAN (THE “PLAN”)
SUB-PLAN FOR U.K. EMPLOYEES (THE “SUB-PLAN”)
This Sub-Plan is a sub-plan of the Plan and has been created and approved in accordance with the provisions of Section 12 of the Plan. Terms defined in the Plan shall have the same meanings in this Sub-Plan unless otherwise defined in this Sub-Plan.
SECTION 1    Definitions. As used in this Sub-Plan and/or any Award agreement under this Sub-Plan, the following terms shall have the meanings set forth below.
(a)    “Employer’s NICs” means the amount of secondary Class 1 national insurance contributions payable in respect of any Award.
(b)    “FPO” means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 of the United Kingdom (as may be amended from time to time).
(c)    “FSMA” means the Financial Services and Markets Act 2000 of the United Kingdom (as may be amended from time to time).
(d)    “Group” has the meaning given to that term under FSMA.
(e)    “U.K. Employee” means an employee or former employee of the Company or of any Affiliate (provided that such Affiliate is a member of the Company’s Group) who is resident in the United Kingdom.
SECTION 2    Purpose.
(a)    The purpose of this Sub-Plan is primarily to establish a sub-plan under the auspices of the Plan that will apply to Awards to be made to U.K. Employees. As a result:
(i)    All Awards to U.K. Employees shall be made under this Sub-Plan;
(ii)    No Awards shall be made under this Sub-Plan to any person other than a U.K. Employee, and this Sub-Plan shall not apply to any Awards made under the Plan to any such other person; and
(iii)    Section 5 of the Plan shall be deemed amended accordingly insofar as it applies to this Sub-Plan.
(b)    The provisions of the Sub-Plan vary from those applicable under the Plan so as to
(i)    enable the Sub-Plan (and any Awards made or proposed to be made under the Sub-Plan, and communications concerning those Awards) to take advantage of certain exemptions available in the United Kingdom from certain prohibitions and restrictions which might otherwise apply to such grants and communications in the United Kingdom under the regulatory regime established under FSMA; and

(ii)    take account of United Kingdom tax treatment of the Awards.
(c)    No Award shall be granted under this Sub-Plan unless such Award relates to a type of investment set out or referred to in Article 60(1) of the FPO. Section 6 of the Plan shall be deemed amended accordingly insofar as it applies to this Sub-Plan.
SECTION 3    Interaction with the Plan.
(a)    This Sub-Plan should be read in conjunction with the Plan and is subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out in this Sub-Plan, in which event, the terms set out in this Sub-Plan shall prevail.
(b)    Subject to the other provisions of this Sub-Plan, the provisions of the Plan will apply to this Sub-Plan as if references therein to the Plan were references to this Sub-Plan.
SECTION 4    Taxes.
(a)    Section 6(a)(6) of the Plan shall not apply to this Sub-Plan.
(b)    All Awards under this Sub-Plan shall be subject to applicable United Kingdom taxes and national insurance contributions. As a condition to grant of any Award and the delivery, vesting and retention of Stock, cash or other property under any Award, the Participant shall be required to pay to the Company or any relevant Affiliate that employs the Participant, or make other arrangements satisfactory to the Company or the relevant Affiliate to provide for the payment of, any national, federal, state or local or other taxes, social security and employee’s United Kingdom national insurance contributions (“Employment Taxes”) that the Company or the relevant Affiliate is required to withhold, or in respect of which the Company or the relevant Affiliate is required to account to any tax authority including HM Revenue & Customs (“HMRC”), with respect to any income or gains arising or deemed to arise to the Participant in connection with any Award (including for the avoidance of doubt in connection with the holding or disposal of any Stock received pursuant to any Award). The Committee, in its discretion, may permit the satisfaction of such Employment Taxes by having Stock withheld from delivery with respect to any Award or by allowing the Participant to tender previously owned shares of Stock, in each case up to a value that does not exceed the maximum withholding amount consistent with the applicable Award being subject to equity accounting treatment under FASB ASC 718. The Company or the relevant Affiliate is authorised to withhold from (i) any Award made, (ii) any payment relating to an Award under this Sub-Plan, including from a distribution of Stock, and (iii) any payroll or other payment to a Participant, the amount of required Employment Taxes due or potentially payable in connection with any transaction involving an Award under this Sub-Plan to the maximum extent permitted by law and regulation. To the extent any amount is withheld by the Company in accordance with this section, such amount shall either be remitted to the relevant Affiliate on behalf of the Participant, or deemed to have been so remitted where the amount is paid to a relevant tax authority on behalf of such relevant Affiliate.
(c)    The Participant may be required as a condition precedent to acquiring any Stock or exercising any Stock Option to enter into a joint election under Section 431(1) of the United

Kingdom Income Tax (Earnings and Pensions) Act 2003 for the full disapplication of Chapter 2 of Part 7 of that Act.
(d)    In accepting any relevant Award the Participant shall, if so required by the Company and to the extent lawful, agree with and undertake to the Company and any relevant Affiliate that is a “secondary contributor” in respect of Class I national insurance contributions payable in respect of the Award (or any Stock award in connection therewith) that the Company or relevant Affiliate may recover from the Participant the whole or part of any Employer’s NICs; and the Participant shall either (A) (if so required the Company) join with the Company or relevant Affiliate in making an election (in such terms and such form and subject to such approval by HMRC as provided in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the whole or part of any liability of the Company or relevant Affiliate for Employer’s NICs to be transferred to the Participant, or (B) enter into a joint agreement with the Company or relevant Affiliate at the time of the Award for the reimbursement by the Participant to the Company or relevant Affiliate for such Employer’s NICs.
SECTION 5    General.
(a)    The Sub-Plan, and any Awards granted hereunder, shall be governed, construed and administered in accordance with the laws of the State of Delaware, without reference to its conflict of laws provisions.
(b)    The terms and conditions provided in this Sub-Plan are severable and if (despite the provisions of Section 5(a) of this Sub-Plan) any one or more provisions (or the effect of any such provision) are determined to be illegal or otherwise unenforceable under any applicable law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.